Exhibit 99.2

News Release

Media Contact:
Al Butkus	(816) 467-3772
Media Relations	(816) 467-3000

Investor Contact:

Neala Hackett	(816) 467-3562

AQUILA’S BOARD OF DIRECTORS NAMES

NEW AUDIT COMMITTEE CHAIRMAN

KANSAS CITY, MO, January 6, 2006– Aquila, Inc. (NYSE:ILA) said its Board of Directors has selected Patrick J. Lynch, who has been a board member since 2004, as chairman of its Audit Committee. Lynch, who retired in 2001 as a senior vice president and chief financial officer of Texaco, Inc., has been a member of Aquila’s Audit Committee since joining the board.

Lynch succeeds Gerald L. Shaheen, a group vice president of Caterpillar Inc. in Peoria, Ill., who resigned from Aquila’s board at the end of 2005 after serving in that position since August 2001. In leaving Aquila’s board Shaheen said: “My time on the Aquila board was an extremely rewarding experience, and the ongoing success of Aquila will remain a strong interest to me. However, changes in my work responsibilities necessitates my freeing time for new activities.”

Shaheen has been chairman of the Aquila’s Audit Committee since May 2002 and has been a member of the committee since November 2001. As a group vice president for Caterpillar, Shaheen is responsible for the design, development and production of the company’s large construction and mining equipment. His responsibilities also include marketing and sale operations and Caterpillar’s components business along with the Technology and Solutions Division.

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AQUILA DIRECTORS, Page 2

“The members of the board thank Gerald Shaheen for his many years of services to the company,” said Richard C. Green, Aquila’s chairman and chief executive officer. “The company has benefited greatly from his knowledge and wealth of experience. The members of the board also look forward to continuing our work with Patrick Lynch in his new position as chairman of the Audit Committee.”

Other members of the Aquila’s Audit Committee are: Heidi E. Hutter, chief executive officer of The Black Diamond Group, LLC, who has been a board member since November 2001 and a member of the Audit Committee since May 2002; Nicholas J. Singer, senior partner of Cyrus Capital Partners, who joined Aquila’s board and the Audit Committee in May 2005.

In addition to serving as a member of Aquila’s Board of Directors, Lynch serves as a director of North American Galvanizing and Coatings, Inc. and is the Chairman of the Board of Trustees of Iona College in New Rochelle, NY. He is also a past member of the Board of Trustees of the American Petroleum Institute, the Conference Board of the Financial Executives Institute, and the CFO Advisory Council.

Based in Kansas City, Missouri, Aquila operates electric and natural gas distribution utilities serving customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. More information is available at www.aquila.com.

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